Exhibit 2.2

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

     Reference is made to the Stock Purchase Agreement dated as of August 30, 2001 (the “Stock Purchase Agreement”) between Maytag Corporation, a Delaware corporation (“Seller”), and The Middleby Corporation, a Delaware corporation (“Buyer”). Capitalized terms used but not defined herein have the meanings set forth in the Stock Purchase Agreement.

     WHEREAS, Seller and Buyer desire to amend the Stock Purchase Agreement and set forth certain other agreements and understandings and desire that, except as set forth herein, the Stock Purchase Agreement shall remain in full force and effect.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to amend the Stock Purchase Agreement as follows:

     1. Article I is hereby amended by adding the following terms:

     “Note” has the meaning specified in Section 3.1(b)(ii).

     “Second Note” has the meaning specified in Section 3.1(b)(iii).

     2. Section 3.1(b) is amended and restated to read as follows:

(b) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX,

(i) Buyer will deliver to Seller at the Closing:

(i) $74,000,000 to be paid in cash by wire transfer of immediately available funds to the bank account or accounts specified by Seller by written notice delivered to Buyer by Seller at least two business days before the Closing Date,

(ii) $15,000,000 to be paid in the form of a subordinated note substantially in the form of Exhibit B-1 attached hereto (the “Note”); and

(iii) $6,000,000 to be paid in the form of a subordinated note substantially in the form of Exhibit B-2 attached hereto (the “Second Note”).

3. Section 3.2 (d) is hereby amended by changing the second word from “Seller” to “Buyer.”

4. Section 8.3(f) is hereby amended and restated to read as follows:

(f) Retiree Benefits. On or after the Closing Date, Seller shall have the liability and obligation for, and neither Buyer nor any of its Affiliates shall have any liability or obligation for, providing retiree medical benefits in accordance with Seller’s retiree medical policy in effect from time to time to former employees of the Company or any of the Subsidiaries who as of the Closing Date have retired from the Company or any of the Subsidiaries, or who are eligible to retire from the Company or any of the Subsidiaries on December 31, 2001 and who retire from the Company or any of the Subsidiaries on or prior to January 31, 2002. Nothing in this Agreement shall cause Buyer, the Company or any of their Affiliates to have any liability for providing retiree medical or life insurance benefits after the Closing.

5. Section 11.1 is hereby amended by adding the following as Section 11.1(d):

(d) Seller may, at its option and upon written notice to Buyer, satisfy up to 6.3% of any amount owed to any Buyer Group Member under this Section 11.1(a)(i)or 11.1(a)(ii) by offsetting such amount (i) first, against the interest owed by Buyer under the Second Note and (ii) second, against the principal amount owed by Buyer under the Second Note. Upon receipt by Buyer of any such notice, both the amount owed under the Second Note and the amount owed by Seller under this Section 11.1(a)(i) or 11.1(a)(ii), as the case may be, shall be automatically reduced by the amount offset pursuant to this Section 11.1(d). The rights set forth in Section 11.1(c) and this Section 11.1(d) may be exercised independently or together, at Seller’s discretion.

     6. Exhibit B is hereby replaced by the forms of note attached as Exhibit B-1 and B-2 hereto.

     7. Exhibit C is hereby replaced with the form of Subordination Agreement attached as Exhibit C hereto.

     8. Schedules 5.3, 5.4, 5.6, 5.7, 5.9, 5.11(a), 5.11(c), 5.11(d), 5.11(f), 5.13, 5.14, 5.16(a), 5.16(b), 5.16(c), 5.16(d), 5.17, 5.18, 5.26(a) and 7.6 are amended and restated to read as set forth in Annex I hereto.

     This Amendment No. 1 may be executed in counterparts, all of which shall be considered one and the same agreement.

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IN WITNESS WHEREOF, this Amendment No. 1 has been executed and delivered by or on behalf of the parties as of this 21st day of December, 2001.

MAYTAG CORPORATION By: /s/ Roger K. Scholten Roger K. Scholten Senior Vice President and General Counsel

THE MIDDLEBY CORPORATION Name: /s/ Selim Bassoul Selim Bassoul Chief Executive Officer and President